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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 16, 1999 with respect to the consolidated balance sheet of Sapient Corporation as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998, and the consolidated financial statement schedule as of and for the two years ended December 31, 1998, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.



KPMG LLP


Boston, Massachusetts
September 12, 2000